EXHIBIT 10.2

CONSULTING SERVICES AGREEMENT

         THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 1st day of November, 2001 by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation, with offices at 10000 Innovation Drive, Milwaukee, Wisconsin 53226 (the "Company"), and HOLIDAY RETIREMENT CONSULTING SERVICES LLC, an Oregon limited liability company, with offices at 2250 McGilchrist Street, Suite 200, Salem, Oregon 97302-1147 ("Holiday").

         WHEREAS, the Company desires to have the consulting services of Holiday and of certain Holiday personnel as described more particularly herein; and

         WHEREAS, Holiday desires to render such services, and to cause certain of its personnel to render such services, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.          Services to be Provided. Subject to the terms and conditions set forth herein, Holiday agrees to provide the following services (collectively, the "Services") to the Company and, as appropriate, the subsidiaries and other controlled affiliates of the Company (the Company and its subsidiaries and other controlled affiliates are hereinafter referred to collectively as "Alterra"):

                   (a)         Holiday agrees to make Patrick F. Kennedy ("Kennedy") available to Alterra to serve as Chief Executive Officer ("CEO") of the Company, on an interim basis during the term of this Agreement. Both the Company and Holiday acknowledge and agree that it will be necessary for Kennedy: (i) to be present at Alterra's headquarters in Milwaukee, at least initially, three (3) business days per week; (ii) to otherwise be generally available during regular business hours as necessary or appropriate for conference calls and telephone and other consultation; and (iii) to devote a minimum of approximately seventy-five percent (75%) of his business time and attention to the business and affairs of Alterra so long as he shall continue to serve as CEO of the Company pursuant to this Agreement. As CEO, Kennedy shall have the duties, responsibilities and authority associated with that position pursuant to the Company's bylaws together with such duties, responsibilities and authority as may be from time to time assigned to him by the Board of Directors of the Company (the "Board") or the Executive Committee of the Board (the "Committee"), including, without limitation, at the request of the Board or the Committee, and without additional consideration, service as a director, executive officer, trustee or agent for the Company and its controlled affiliates so long as Kennedy serves as CEO of the Company.

                   (b)         Holiday also agrees to make available to Alterra, upon request of the Board, the Committee or the CEO, the following additional consulting services to be rendered by the senior management team of Holiday:

(i)          consultation and assistance in connection with Alterra's ongoing restructuring of its capital structure (the "Restructuring");

(ii)         consultation and assistance with respect to G&A rationalization, purchasing, food services and similar matters;

(iii)         consultation and assistance in ongoing cash management, financing and implementation of business plans of Alterra;

(iv)         consultation and assistance in the development and implementation of Alterra's operational and financial strategies, plans and objectives; and

(v)         such other assistance as may be reasonably requested by the Board or the Committee from time to time.

Holiday's consultation and assistance shall not relate any aspect of the delivery of health or other care services to residents, including without limitation, the staffing, procedures or oversight of such services, it being acknowledged by the parties that Alterra is relying upon its own internal expertise and advice from other consultants with respect to such matters.

          2.         Compensation for Services.

                    (a)         Basic Compensation. The Company shall pay to Holiday a fee of $60,000 per month for the rendering of the Services, with payment thereof to be made in advance on the first day of each calendar month commencing as of November 1, 2001 and continuing thereafter on the first day of each subsequent month during the term of this Agreement. The monthly fee provided for herein shall be pro rated for any partial month during which this Agreement shall be in effect.

                    (b)         Cash Flow Success Fee. In the event that Alterra shall have achieved positive "cash flow from operations on a fully-loaded basis" (as hereinafter defined) for a period of three (3) consecutive calendar months during the term of this Agreement, Holiday shall be entitled to receive a success fee from the Company in the amount of $1,500,000 (the "Success Fee"). The Success Fee, when earned, shall be payable to Holiday out of Alterra's "excess cash flow" (as hereinafter defined) until such time as the Success Fee shall have been paid in full; provided, however, that in no event shall payment of the Success Fee be deferred beyond a pro-rata payment of the Success Fee during the six (6) calendar months following the calendar month in which the Success Fee shall have been earned by Holiday (the "Achievement Month") (i.e., $250,000 per month minimum). The determination of whether Holiday is entitled to the Success Fee shall be made in good faith by the Board or by the Committee based upon the Company's operating financial information and reports prepared in the ordinary course of business. For purposes of this Section 2(b), the following definitions shall apply:

(i)         "cash flow from operations on a fully-loaded basis" shall mean the operating cash flow of Alterra, on a total operations basis (presentation which assumes that all Alterra operations are consolidated, in the manner reflected in the monthly operating statements provided to the Board), which shall be calculated using Alterra's revenues and expenses (excluding depreciation and amortization) and shall reflect the funding of (A) all scheduled debt service other than (1) that related to the Company's convertible subordinated debentures (including the pay-in-kind subordinated debentures), (2) principal payments on indebtedness at maturity, whether scheduled or as a result of acceleration, and (3) principal payments on indebtedness other than level, scheduled amortization of principal and interest and (B) an assumed charge of $250 per annum per bed associated with ordinary course capital items (relating to Alterra's operating residences), but such cash flow shall be adjusted to exclude any sources or uses of cash associated with the Restructuring (e.g., professional fees associated with the Restructuring, penalties and default interest attributable to the Restructuring) and to exclude any sources and uses of cash from non-operating activities (e.g., financing or investing activities, including asset sales) other than debt service and ordinary course capital items as described above; provided, however, the parties agree that (A) the monthly property and general liability insurance charge (i.e., the property insurance and general and professional liability related charges, but not the charges for workers compensation or directors and officers liability insurance) to be included in the foregoing cash flow determination shall be fixed at $ 1.1 million irrespective of the actual charge incurred and (B) the cash flow determination in accordance with this paragraph shall be further adjusted for unusual or infrequent items, as mutually agreed by the parties; and

(ii)         "excess cash flow" means Alterra's cash flow from operations commencing in the calendar month following the Achievement Month reduced by (A) a reserve established by the Company for the then upcoming debt service and reasonable capital needs of Alterra; and (B) the funding of reasonable cash operating reserves for Alterra established by the Company, the amount of which shall not be less than $15,000,000.

                   (c)         Expenses. In addition to other compensation amounts described in this Section 2, the Company will pay to or on behalf of Holiday the amount of reasonable out-of-pocket costs incurred by Holiday and Holiday management personnel in rendering the Services. Such costs shall include, but not be limited to, weekly travel expenses incurred by Kennedy (and other Holiday management personnel providing Services to Alterra in accordance herewith) in traveling between Seattle, Washington and Milwaukee, Wisconsin, including coach airfare and reasonable expenses for lodging, meals and ground transportation while in Milwaukee.

          3.         Term and Termination. The original term of this Agreement shall commence on November 1, 2001 and shall expire on April 30, 2002. The Company may, in its sole discretion, elect to extend this Agreement for an additional term of six (6) months by delivering written notice thereof to Holiday in advance of the expiration of such original term. Notwithstanding anything herein to the contrary, either the Company or Holiday may terminate this Agreement at any time (i) upon thirty (30) days' written notice delivered to the other party or (ii) in the event of any breach of this Agreement by the other party hereto, immediately upon written notice by the non-breaching party to such breaching party (in any such case, a "Termination Notice").

          4.         Kennedy Participation in Equity Plans. In the event of an Approved Restructuring (hereinafter defined) during the term of this Agreement, the Board, in its sole discretion, may grant equity participation opportunities in the Company to Kennedy together with equity participation grants to other members of the Company's management, such grants to Kennedy to be in the sole discretion of the Board, based upon the Board's assessment of Kennedy's contribution to the completion of such Approved Restructuring. "Approved Restructuring" means, as determined in the sole discretion of the Board of Directors of the Company, a successful transition of Holiday's management role at Alterra to Alterra personnel and a successful restructuring of Alterra's capital structure.

          5.         Corporate Opportunities; Conflicts of Interest.

                    (a)         Corporate Opportunity. Holiday agrees that neither Holiday nor any director, officer, employee, agent, representative or affiliate of Holiday (i) providing Services on Holiday's behalf hereunder or (ii) having access to any Confidential Information (as hereinafter defined) as a result of or pursuant to this Agreement (each, a "Holiday Party" and, collectively, the "Holiday Parties") shall, during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, (i) take or utilize for the benefit of any party other than Alterra, any corporate or business opportunity that may be offered to or become known by such Holiday Party as a result of providing Services to Alterra hereunder or through Confidential Information provided to such Holiday Party as a result of or pursuant to this Agreement unless such opportunity has first been presented to the Board and the Board has specifically and expressly elected to forego on such opportunity and to allow such Holiday Party to pursue such opportunity.

                   (b)         Conflicts of Interest. Holiday hereby agrees to cause all Holiday Parties to utilize commercially reasonable efforts, on an ongoing basis during the term of this Agreement, to identify to either the Chairman of the Board or primary outside legal counsel to the Company any potential conflicts of interest that may arise in connection with Holiday providing the Services hereunder so as to allow the Company to implement appropriate procedural safeguards to insure that such conflicts or potential conflicts do not have any real or perceived adverse impact on Alterra.

          6.         Restrictive Covenants.

                   (a)         Background. Holiday acknowledges that the covenants contained in this Section 6 are necessary to protect the goodwill and other value of Alterra, in view of the potential conflicts of interest in light of certain of the Holiday Parties and Alterra engaging in similar businesses and in light of the unique and essential nature of the Services Holiday is to perform hereunder, and that irreparable injury would befall Alterra should Holiday breach such covenants. Holiday further acknowledges that (i) the Services to be provided hereunder are of a special, unique and extraordinary character and that its relationship with Alterra hereunder places it in a position of confidence and trust with Alterra and its employees and allows Holiday access to Confidential Information and (ii) the type and periods of restrictions imposed by the covenants in this Section 6 are fair and reasonable to Holiday.

                   (b)         Confidentiality and Non-Solicitation Covenants. Having acknowledged the foregoing, Holiday covenants and agrees with Alterra that, during the term of this Agreement and for a period of twelve (12) months thereafter, neither Holiday nor any Holiday Party will, directly or indirectly:

(i)         disclose Confidential Information to or use Confidential Information for the benefit of any person other than Alterra except (A) such disclosure to Holiday Parties who are bound to maintain the confidentiality of such Confidential Information and who need access to such information in the performance or delivery of the Services hereunder and (B) such use as is necessary to discharge Holiday's obligations to the Company hereunder; and

(ii)         solicit for employment any person who now or during the term hereof is employed by Alterra in a management position (defined to include corporate officers of Alterra, home office management personnel and field level personnel at or above the residence director level); provided, however, that nothing herein shall prohibit Holiday or a Holiday Party from hiring any such persons if (i) such employment results from solicitations placed in general circulation, trade or industry publications or other media or with placement agencies; (ii) such persons are terminated by Alterra or voluntarily leave Alterra's employ (otherwise than as a result of any prohibited solicitation by any Holiday Party) or (iii) such persons were solicited and hired exclusively by persons who are not Holiday Parties (otherwise than as a result of any prohibited solicitation by any Holiday Party).

                   (c)         Return of Information. Holiday agrees that, upon the expiration or termination of this Agreement for any reason whatsoever, neither Holiday nor any Holiday Parties will take or retain without specific written authorization from the Board with respect thereto any papers, files, documents or computer diskettes or other storage media of any kind containing any Confidential Information, and Holiday will promptly deliver, and will use its best efforts to cause all Holiday Parties to promptly deliver, to the Company, originals and all copies of all papers, files, documents or computer diskettes or other storage media of any kind containing any Confidential Information and all other property belonging to Alterra that are in the possession or under the control of Holiday or any of such Holiday Parties.

                   (d)         Confidential Information Defined. For purposes of this Agreement, the term "Confidential Information" means any and all data and information relating to the business and business opportunities of Alterra (whether or not constituting a trade secret) that is, has been or will be disclosed to Holiday or any Holiday Party or of which Holiday or any Holiday Party became or becomes aware as a consequence of or through its relationship with Alterra under this Agreement or under the letter agreement between the Company and Holiday Retirement Corp. dated as of March 1, 2000 (the "Existing Confidentiality Agreement") and that has value to Alterra and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Alterra (except where such public disclosure has been made without authorization by Alterra), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to Alterra's financial affairs, assets, market research, services, customers, employees, financing and potential financing, development, purchasing, accounting or marketing.

                    (e)         Right to Injunctive Relief. Holiday acknowledges that irreparable loss and injury would result to Alterra upon the breach of any of the covenants in this Section 6 and that damages arising out of such breach would be difficult to ascertain. Holiday hereby agrees that, in addition to all other remedies provided at law or in equity and notwithstanding the agreement to arbitrate disputes set forth in Section 9 hereof, Alterra may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by Holiday or any Holiday Party of any covenant contained in this Section 6.

          7.         Further Assurances. Each of the parties hereto will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

          8.         Status of the Parties. This Agreement shall not be construed as creating (i) a partnership, joint venture or any other form of association between the parties hereto or (ii) an employment relationship with Kennedy or any other members of Holiday's internal staff or management providing Services hereunder, for tax purposes or otherwise, and the parties shall at all times be and remain independent contractors only. Neither this Agreement nor the performance of Services hereunder by Kennedy in the capacity of CEO of the Company shall create or give rise to any right of employment with Alterra in favor of Kennedy (during the term of this Agreement or otherwise) or any right to continue in such capacity beyond the term of this Agreement, and Holiday shall be solely responsible for providing Kennedy all employment compensation and benefits and for making all tax withholding required under applicable law. Holiday agrees to cause Kennedy to resign as CEO of the Company promptly upon the Board's request therefor, acting by "special majority" vote of all of its members as contemplated by Section 3.11 of the Company's bylaws.

          9.         Arbitration. Except as otherwise provided in Section 6(e) hereof, any and all disputes or controversies arising out of or relating to this Agreement shall be resolved by arbitration at the office of the American Arbitration Association nearest to Alterra's executive offices at such time before one arbitrator under the then existing rules and regulations of the American Arbitration Association ("AAA"). The arbitrator will be chosen by mutual agreement by the Company and Holiday or, if the parties shall not be able to agree upon such arbitrator within a period not to exceed twenty (20) days following the first date that either party initially recommends one or more arbitrator candidates to the other, then such arbitrator shall be selected by the AAA. The parties agree that in any such arbitration, the arbitrator shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrator shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. The Company and Holiday shall share the cost of the arbitration proceeding equally, provided that the arbitrator shall have discretion to award the prevailing party the right to collect from the other party all or a portion, in the discretion of the arbitrator, of the prevailing party's costs and expenses incurred in enforcing the terms of this Agreement, including the prevailing party's portion of the costs of the arbitrator and the arbitration.

          10.         Indemnification. The Company shall indemnify and hold harmless Holiday and its affiliates, and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which Holiday or any such person may become subject arising out of the Services provided by Holiday to Alterra hereunder; provided that such indemnity shall not protect Holiday or any such person against any liability to which Holiday or such person would otherwise be subject by reason of or arising out of the willful misconduct, bad faith, gross negligence or material breach of this Agreement on the part of Holiday or such person. This indemnity shall be in addition to any indemnity afforded to Holiday or any such persons pursuant to the Company's charter or bylaws.

          11.         Miscellaneous.

                   (a)         Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and Holiday and their respective successors and assigns; provided, however, that Holiday may not assign or delegate all or any portion of its rights or obligations under this Agreement without the prior express written consent of the Company.

                   (b)         Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to principles of conflicts of laws.

                    (c)         Invalid Provisions. The parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

                    (d)         Headings.The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    (e)         Notices.All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, transmitted by facsimile transmission or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

          If to Alterra, addressed or faxed to:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attn: Chairman of the Board of Directors
Fax No.: (414) 918-5055

                   with a copy to:

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Alan C. Leet, Esq.
Fax No.: (404) 525-2224

          If to Holiday, addressed or faxed to:

Holiday Retirement Consulting Services LLC
2250 McGilchrist Street, Suite 200
Salem, Oregon 97302-1147
Attn: Mr. Norman L. Brenden
Fax No.: (503) 370-8022

                   with a copy to:

Holiday Retirement Consulting Services LLC
2025 First Avenue, Suite 890
Seattle, Washington 98121
Attn: Mr. Patrick F. Kennedy
Fax No.: (206) 441-5770

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

                    (f)         Facsimile Signature; Counterparts. This Agreement may be executed in one or more counterparts, delivery of which may be by facsimile transmission, and each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                    (g)         Waiver. The waiver by either party hereto of a breach of any provision, agreement or covenant of this Agreement by the other party hereto shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by such other party hereto.

                    (h)         Time of Performance. If any obligation or performance contemplated hereby is due on a weekend or legal holiday generally recognized in the State of Wisconsin, then such obligation or performance may be deferred until the next business day after such date. All references herein to "business days" shall mean such days as the Company's executive offices in Milwaukee shall be open for business generally.

                    (i)         Entire Agreement.This Agreement contains the entire agreement between the parties related to the subject matter hereof and supercedes any and all prior agreements (oral or in writing) or understandings between the parties pertaining to the subject matter hereof; provided, however, that the parties intend for the Existing Confidentiality Agreement to survive this Agreement for its remaining term, as extended by the parties from time to time. This Agreement may be modified only by written instrument signed by each of the parties hereto.

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Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned thereunto duly authorized as of the date first written above.

ALTERRA HEALTHCARE CORPORATION By: /s/ Jerry L. Tubergen Name: Jerry L. Tubergen Title: Chairman of the Board
HOLIDAY RETIREMENT CONSULTING SERVICES LLC By:/s/ Norman L. Brenden Name: Norman L. Brenden Title: Manager

JOINDER AGREEMENT

          As an inducement for and in consideration of Alterra Healthcare Corporation (the "Company") entering into the attached Consulting Services Agreement (the "Agreement") dated as of November 1, 2001 with Holiday Retirement Consulting Services LLC ("Holiday"), an affiliate of the undersigned, Holiday Retirement Corp. ("HRC"), HRC and Alterra hereby agree:

(i)         that HRC (in addition to Holiday) shall be bound by all of the provisions of Sections 5 and 6 of the Agreement as if HRC were a party to the Agreement with Alterra;

(ii)         that HRC shall be jointly and severally liable with Holiday for any breach of the terms of Sections 5 or 6 of the Agreement by Holiday, HRC or any "Holiday Party" (as defined in the Agreement);

(iii)         the provisions of Section 9 of the Agreement are incorporated herein with respect to any dispute or controversy arising out of or related to this Joinder Agreement;

(iv)         this Joinder Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Wisconsin, without giving effect to principle of conflicts of laws; and

(v)         this Joinder Agreement may be executed in one or more counterparts, delivery of which may be by facsimile transmission, and each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

This Agreement may be executed in one or more counterparts, delivery of which may be by facsimile transmission, and each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Joinder Agreement to be executed by the undersigned thereunto duly authorized as of this 1st day of November 2001.

ALTERRA HEALTHCARE CORPORATION By: /s/ Jerry L. Tubergen Name: Jerry L. Tubergen Title: Chairman of the Board
HOLIDAY RETIREMENT CORP. By: Name: William E. Colson Title: President